Exhibit 10.1

MICROVISION, INC.

2025 Executive Bonus Plan

OBJECTIVE OF THE PLAN

The objective of the 2025 Executive Bonus Plan (this “Plan”) is to motivate and reward participants for their contributions to MicroVision, Inc.’s (the “Company” or “we”) success and ensure market competitiveness as we work to attract and retain high caliber talent. The Company has adopted this Plan to reward high performance consistent with its core business objectives. This Plan is administered under the MicroVision, Inc. 2022 Equity Incentive Plan, as amended.

EFFECTIVE DATE

The effective date of this Plan is June 2, 2025 and it is effective for calendar year 2025, unless otherwise amended or terminated by the Compensation Committee of the Board of Directors of the Company. Payout, if earned, will be made (or vesting determined) by no later than June 15 of the following year, unless otherwise determined by the Compensation Committee.

PLAN METRICS

Target Bonus

Total attainment for the fiscal year 2025 target period is based on certain predetermined financial and non-financial objectives, including revenue of the Company (weighted at 25%), operating expenses of the Company (weighted at 25%), and both team and individual strategic business objectives (weighted at 50%).

Revenue is determined in accordance with GAAP. Cash operating expenses is a non-GAAP measure determined on the same basis as such measure is reflected in the Company’s operating budget as presented to and approved by the Board. Non-financial performance of the team and individuals will be measured based on achievement of the specified objectives in the discretion of the CEO (for non-executives), the Compensation Committee (for non-CEO executives), or the Board (for the CEO) based upon reporting from the CEO (for non-CEO personnel) or CFO (for the CEO).

Maximum Bonus (optional)

Bonus attainment may be subject to potential increase above target based on achievement of certain predetermined qualitative factors, with achievement resulting in an up to 100% payout over target.

In the discretion of the CEO (for non-executives), the Compensation Committee (for non-CEO executives), or the Board (for the CEO), payout above the target bonus may be at less than 100% based upon the deemed level of achievement of the qualitative objective(s).

BONUS PAYOUT MECHANICS

Any bonuses payable pursuant to this Plan may be payable in the form of cash or equity awards, or a combination thereof (including in the form of an up-front equity grant that vests (or fails to vest) upon determination of achievement by the Compensation Committee or Board). Any bonuses paid in cash will be paid in accordance with standard payroll procedures and subject to applicable taxes, and any other deductions, required to be withheld with respect to such payments. Any bonuses paid in the form of equity, will be subject to the terms of the Company’s 2022 Equity Incentive Plan (or any successor plan), and the applicable form of award agreement or a combination thereof.

TERMS AND CONDITIONS

This Plan’s calculations and payments will be completed and made after the end of the applicable year-end with payout timing to follow after the Company’s release of earnings and financial results for the most recent fiscal year-end.

Each participant must be in an eligible position on the first and last day of the month to participate in this Plan for that month.

Salary, eligible position changes and/or transfers from one eligible group to another within a month will be based on status at the beginning of the month. Changes after the first day of the month will be reflected in the next month.

In order to receive a payout from this Plan a participant must be on the Company’s payroll as of the last day of the applicable fiscal year and on the Company’s payroll as of the date the award is scheduled to be paid, subject to the following. In addition, participants must stay in material compliance with all Company policies which are applicable to them in order to remain eligible for payments under this Plan. If a participant’s employment terminates due to such participant’s total and permanent disability or death, such participant’s estate, still may, in the discretion of the Compensation Committee, be eligible to receive any payout that otherwise was earned. To the extent this provision conflicts with the terms of the Company’s Key Employee Severance and Change in Control Plan (the “2024 Severance & CIC Plan”), the 2024 Severance & CIC Plan will control.

The Compensation Committee has all power and discretion to interpret and administer this Plan including (but not limited to) the power to determine who is eligible for this Plan and the size of any payouts. The decisions of the Compensation Committee are final and binding and shall be given the maximum deference permitted by law. All of the approval or administrative rights of the Compensation Committee set forth herein may also be exercised by the Board of Directors.

The Compensation Committee may delegate all or any part of its powers under this Plan to any director or the Company’s Chief Executive Officer, except that the Chief Executive Officer may not administer this Plan with respect to participants who are executive officers of the Company. (For this purpose, an individual will be considered an executive officer of the Company if such employee’s role at the Company falls within the definition of an “officer” under Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended.)

The Compensation Committee reserves the right to adjust targets/measurements based on acquisition or disposition of businesses/assets.

The Section 162(m) Participants are the company’s chief executive officer, chief financial officer, and any senior vice president or vice president.

It is the intent of this Plan that all payments hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), so that none of the payments to be provided under this Plan will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt. The Company and each participant will work together in good faith to consider amendments to this Plan or revisions to this Plan with respect to the payment of any bonuses under this Plan, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the participant under Section 409A. In no event will the Company reimburse a participant for any taxes or other penalties that may be imposed on the participant as a result of Section 409A.

Nothing in this Plan will confer on any participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the participant’s employment at any time, and for any reason, or change the participant’s responsibilities. Bonuses represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any such bonus will have no rights other than those of a general unsecured creditor to the Company.